Exhibit 99.1

Lincoln Financial Group Elects Dale LeFebvre and Janet Liang to Serve on Board of Directors

RADNOR, PA, August 23, 2021 — Lincoln Financial Group (NYSE: LNC) today announced the election of Dale LeFebvre and Janet Liang as two new directors to serve on the company’s board of directors effective November 1, 2021, increasing the size of the board from eleven to thirteen directors.

LeFebvre is the founder and chairman of 3.5.7.11, a controlled investor private equity firm.  As a controlling shareholder, LeFebvre serves as executive chairman for each of the firm’s portfolio companies.  Prior to the founding of 3.5.7.11 in 2008, LeFebvre was a managing partner and founder of AIC International Investments and prior to that a managing partner at Pharos Capital Group.  Earlier in his career, he gained strategic management experience working at several Wall Street merger and acquisition firms, and he began his career as an analyst at McKinsey & Company.

Liang serves as executive vice president, group president and chief operating officer, care delivery, for Kaiser Foundation Health Plan, Inc. and Hospitals, and is a member of Kaiser Permanente’s National Executive Team.  Liang joined Kaiser Permanente in 2007.  Prior to her current role, she was the president of Kaiser Foundation Health Plan, Inc. and Hospitals of Hawaii for seven years and held executive roles over a 15-year career at Group Health Cooperative, a regional health plan in Washington State.

“I am pleased to welcome Dale and Janet to Lincoln’s board and look forward to working with them,” said William H. Cunningham, chairman of the board for Lincoln Financial Group. “Dale’s entrepreneurial background and experience with a portfolio of companies will bring a fresh perspective to the boardroom.  Janet is a proven leader in the health care industry, and her extensive leadership and operational experience will serve Lincoln, the board and our shareholders well.”

“Dale and Janet each bring to Lincoln’s board a history of leadership in both business and the community. They will be valuable assets to our board,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “I’m confident that their respective experience and insights will help us grow long-term value for our shareholders.”

LeFebvre has been involved in numerous philanthropic, industry and community organizations, and currently serves on the Board of Trustees of the National Smithsonian Board, the Rock and Roll Hall of Fame and the American Association of Blacks in Energy. LeFebvre holds a Bachelor of Science in Electrical Engineering from MIT, a Master of Business Administration from Harvard Business School and a Juris Doctor from Harvard Law School.

Liang has served on numerous community boards supporting socioeconomic development and closing disparities in care among underserved populations. She currently serves on the board executive committees of the Bay Area Council, the California Chamber of Commerce and the American Hospital Association’s Institute for Diversity and Health Equity. Liang holds a bachelor’s degree in Political Science from Boston University and a master’s degree in Health Administration from the University of Washington.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $324 billion in end-of-period account values as of June 30, 2021. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, we earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index, and rank among Forbes’ Best Large Employers and Best Employers for Women, and Newsweek’s Most Responsible Companies. Learn more at: www.LincolnFinancial.com. Follow us on Facebook, Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Contacts:

Al Copersino

(203) 257-4493

Investor Relations

InvestorRelations@LFG.com

Holly Fair

(484) 583-1632

Media Relations

Holly.Fair@LFG.com

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